UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Homeland Energy Solutions, LLC
(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF MEMBERS

THURSDAY, APRIL 12, 2018

To our Members:

The 2018 Annual Meeting of Members (the "2018 Annual Meeting") of Homeland Energy Solutions, LLC (the "Company") will be held on Thursday, April 12, 2018, at the Waucoma Event Center, 308 Riverview Drive, Waucoma, Iowa 52171. Registration and lunch for the 2018 Annual Meeting will begin at 11:30 a.m. The 2018 Annual Meeting will commence at approximately 12:30 p.m. The Company's board of directors (the "Board") encourages you to attend the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2018 MEMBER MEETING TO BE HELD ON THURSDAY, APRIL 12, 2018:

◦
This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting;

◦	The proxy statement, proxy card and annual report to members are available at www.homelandenergysolutions.com; and

◦
If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy by calling our office at (563) 238-5555 or toll free at (866) 238-7879, by written request to Homeland Energy Solutions, LLC at 2779 Highway 24, Lawler, IA 52154, by e-mail at info@homelandenergysolutions.com, or on our website at www.homelandenergysolutions.com on or before April 2, 2018, to facilitate timely delivery.

The purposes of the meeting are to: (1) Elect three directors to the Board; (2) Vote on an amendment to the Company's Operating Agreement proposed by the Company; (3) Conduct an advisory vote on our executive compensation called "Say-on-Pay"; (4) Conduct an advisory vote on the frequency of the Say-on-Pay vote; and (5) Transact such other business as may properly come before the 2018 Annual Meeting or any adjournments thereof.

Only members listed on the Company's records at the close of business on March 2, 2018 are entitled to notice of the 2018 Annual Meeting and to vote at the 2018 Annual Meeting and any adjournments thereof. For your proxy card to be valid, it must be RECEIVED by the Company no later than 5:00 p.m. local time on Wednesday, April 11, 2018.

All members are cordially invited to attend the 2018 Annual Meeting in person. However, to assure the presence of a quorum, the Board requests that you promptly sign, date and return a proxy card, whether or not you plan to attend the meeting. Proxy cards are available on the Company's website at www.homelandenergysolutions.com and may be printed by the members. No personal information is required to print a proxy card. We will be sending you a proxy card approximately 10 days from the date of this letter. If you wish to revoke your proxy at the meeting and vote in person, you may do so by giving written notice to our CFO Beth Eiler, prior to the commencement of the meeting. You may fax your completed proxy card to the Company at (563) 238-5557 or mail it to the Company at 2779 Highway 24, Lawler, IA 52154. If you need directions to the meeting, please contact the Company using the information listed above.
By order of the Board of Directors,
/s/ Steven Core
Chairman of the Board
Lawler, Iowa
March 2, 2018

Homeland Energy Solutions, LLC
2779 Highway 24
Lawler, Iowa 52154

Proxy Statement
2018 Annual Meeting of Members
Thursday, April 12, 2018

SOLICITATION AND VOTING INFORMATION

The enclosed proxy is solicited by the board of directors (the "Board") of Homeland Energy Solutions, LLC (the "Company") for use at the annual meeting of members of the Company to be held on Thursday, April 12, 2018, and at any adjournment thereof (the "2018 Annual Meeting"). The 2018 Annual Meeting will be held at the Waucoma Event Center, 308 Riverview Drive, Waucoma, Iowa 52171. Registration and lunch will begin at 11:30 a.m. and the meeting will commence at approximately 12:30 p.m. This solicitation is being made according to the SEC's Internet availability of proxy materials rules, however the Company may also use its officers, directors, and employees (without providing them with additional compensation) to solicit proxies from members in person or by telephone, email, facsimile or letter. Distribution of this proxy statement and the proxy card is scheduled to begin on or about March 2, 2018, at which time the proxy statement and proxy card will be available for printing and viewing at the Company's website (www.homelandenergysolutions.com).

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why did I receive this proxy statement?

A:
The Board is soliciting your proxy to vote at the 2018 Annual Meeting because you were a member of the Company at the close of business on March 2, 2018, the record date, and are entitled to vote at the meeting.

Q:	When and where is the 2018 Annual Meeting?

A:
The 2018 Annual Meeting will be held on Thursday, April 12, 2018, at the Waucoma Event Center, 308 Riverview Drive, Waucoma, Iowa 52171. Registration and lunch will begin at 11:30 a.m. The 2018 Annual Meeting will commence at approximately 12:30 p.m.

Q:	What am I voting on?

A:
You are voting on (1) the election of three directors to the Board; (2) Amendment Number Three to the Company's Amended and Restated Operating Agreement proposed by the Company (the "Operating Agreement Amendment"); (3) an advisory vote on the Company's system of compensating its executive officers called a "Say-on-Pay"; and (4) an advisory vote on how frequently the Company should conduct the Say-on-Pay vote. The nominees for the director election are Jerry Calease, Steven Core, Maurice Hyde, Christine Marchand and Wayne Mlady.

Q:	How many votes do I have?

A:
On any matter which may properly come before the meeting, each member entitled to vote will have one vote for each membership unit owned of record by such member as of the close of business on March 2, 2018. For the director election, each open director seat is considered a separate matter so members will be able to vote for three nominees for each unit owned of record as of the record date. Pursuant to the requirements of the Company's Amended and Restated Operating

Agreement dated April 4, 2013, as amended (the "Operating Agreement"), any member entitled to directly appoint a director to the Board is precluded from voting in the general election of directors.

Q:	What is the Say-on-Pay Vote?

A:
The Say-on-Pay vote is an advisory vote by the Company's members whereby the member can either endorse or not endorse the Company's system of compensating its executive officers. While the Say-on-Pay vote is not binding on the Board, the Board intends to take the vote into consideration in making future compensation awards to the Company's executive officers. The Company may also use the Say-on-Pay vote to engage members in a dialogue regarding the Company's system of compensating its executive officers.

Q:	What is the advisory vote on how frequently the Company will present the Say-on-Pay vote to members?

A:
In addition to the Say-on-Pay vote discussed above, the Company is presenting the members the opportunity to provide input on how often the members would like to hold the Say-on-Pay vote. The members can choose whether they would like the Company to have the Say-on-Pay vote every year, every other year or every third year. While this vote is not binding on the Board, the Board intends to use the results of this vote to determine how frequently to present the Say-on-Pay vote at the Company’s annual meetings.

Q:	What is the voting requirement to elect the directors and what is the effect of a withhold vote?

A:
In the election of directors, the three nominees receiving the greatest number of votes relative to the votes cast for their competitors will be elected, regardless of whether any individual nominee receives votes from a majority of the quorum. Members do not have cumulative voting rights. In the director election, because directors are elected by plurality vote, withheld votes will not be counted either FOR or AGAINST any nominee. Withheld votes will be included when counting units to determine whether a sufficient number of the voting membership units are represented to establish a quorum.

Q:	What is the voting requirement to approve the proposed Operating Agreement Amendment and what is the effect of an abstention?

A:
The proposed Operating Agreement Amendment will be approved if it receives affirmative votes from members holding a majority of the units represented at a meeting where a quorum is present. Abstentions will be counted for purposes of determining if a quorum is represented at the meeting, but will have the effect of a vote AGAINST the proposed Operating Agreement Amendment.

Q:	What is the voting requirement for the Say-on-Pay vote and what is the effect of an abstention?

A:
The advisory vote on executive compensation called the Say-on-Pay vote will be approved if the votes cast FOR the proposal exceed the votes cast AGAINST the proposal. A properly executed proxy card marked ABSTAIN with respect to the proposal will not be voted and will not count FOR or AGAINST the proposal. Abstentions with respect to this proposal are counted for purposes of establishing a quorum.

Q:	What is the voting requirement for the advisory vote on how frequently to present the Say-on-Pay vote and what is the effect of an abstention?

A:
The advisory vote on how frequently to present the Say-on-Pay vote to the members is a plurality vote, which means that the alternative that receives the greatest number of votes, compared to the votes cast for the other alternatives, will be the vote of the members. This advisory vote is not binding on the Board. However, the Board intends to use the results of this vote to determine how frequently to present the Say-on-Pay vote at the Company’s annual meetings. A properly executed proxy card marked ABSTAIN with respect to this proposal will not be voted and will not count for or against any alternative. Abstentions with respect to this proposal are counted for purposes of establishing a quorum.

Q:	Do I have dissenters' rights?

A:
Pursuant to Section 6.19 of the Operating Agreement, members have no dissenters' rights. Dissenters' rights are generally the right of a security holder to dissent from and obtain the fair value for their securities in certain events, such as mergers, share exchanges, and certain amendments to a company's governance agreements.

Q:	How many membership units are outstanding?

A:
On March 2, 2018, the record date, there were 90,445 outstanding membership units. However, the Company and Steve Retterath signed an agreement in June 2013 pursuant to which the parties mutually agreed that the Company would repurchase and retire Mr. Retterath's entire interest in the Company.  Mr. Retterath subsequently refused to complete the repurchase by the August 1, 2013 closing date.  The Company believes that it has a binding agreement with Mr. Retterath and has filed a lawsuit against Mr. Retterath to require him to complete the membership unit repurchase.  Mr. Retterath contends he is not bound by the agreement.  The Company's position is that as of the closing date, Mr. Retterath is no longer the equitable owner of any membership units in the Company. Golden Grain Energy, LLC will also not be permitted to vote in the general director election since it is an "Appointing Member" pursuant to the Operating Agreement. This means that there may be 59,585 votes for the general election of directors and 64,585 votes for the Operating Agreement Amendment and the Say-on-Pay proposals at the 2018 Annual Meeting.

Q:	What constitutes a quorum?

A:
The presence of members holding 30% of the total outstanding membership units entitled to vote on the matters presented, or 17,876 membership units for the director election and 19,376 for the Operating Agreement Amendment and Say-on-Pay proposals, constitutes a quorum. If you submit a properly executed proxy card, then you will be counted as part of the quorum.

Q:	How do I vote?

A:	Membership units can be voted only if the holder of record is present at the 2018 Annual Meeting, either in person or by proxy. You may vote using either of the following methods:

•
Proxy card. You may cast your votes by executing a proxy card for the 2018 Annual Meeting and submitting it to the Company prior to the 2018 Annual Meeting. Completed proxy cards must be RECEIVED by the Company by 5:00 p.m. local time on Wednesday, April 11, 2018 in order to be valid. The Company urges you to specify your choices by marking the appropriate boxes on your proxy card for the 2018 Annual Meeting. After you have marked your choices, please sign and date the proxy card and return it to the Company, either by mail at 2779 Highway 24, Lawler, Iowa 52154, or fax it to the Company at (563) 238-5557. If you sign and return the proxy card without specifying any choices, your membership units will be voted FOR Steven Core, Maurice Hyde and Christine Marchand, FOR Proposal Two - Operating Agreement Amendment, FOR Proposal Three - "Say-on-Pay" and EVERY THREE YEARS for Proposal Four - Frequency of Say-on-Pay.

•	In person at the 2018 Annual Meeting. All members of record as of March 2, 2018 entitled to vote on the matters presented may vote in person at the 2018 Annual Meeting.

Q:	What can I do if I change my mind after I vote my units?

A:	You may revoke your proxy by:

•	Voting in person at the 2018 Annual Meeting;

•
Giving written notice of the revocation to Beth Eiler, the Company's CFO at the Company's offices at 2779 Highway 24, Lawler, Iowa 52154 no later than 5:00 p.m. local time on Wednesday, April 11, 2018; or

•	Giving written notice of the revocation to the Company's CFO, Beth Eiler, prior to the commencement of the 2018 Annual Meeting.

Q:	What happens if I mark too few or too many boxes on the proxy card?

A:
If you do not mark any choices on the proxy card, then the proxies will vote your units FOR the incumbent directors Steven Core, Maurice Hyde and Christine Marchand, FOR Proposal Two - Operating Agreement Amendment, FOR Proposal Three - "Say-on-Pay" and EVERY THREE YEARS for Proposal Four - Frequency of Say-on-Pay. You may wish to vote for only one or two of the director nominee(s). In this case, your vote will only be counted for the director nominee(s) you have selected. If you mark contradicting choices on the proxy card, such as both FOR and WITHHOLD for a nominee or FOR and AGAINST a proposal, your vote will not be counted with respect to the director nominee or proposal for which you marked contradicting choices. However, each fully executed proxy card will be counted for purposes of determining whether a quorum is present at the 2018 Annual Meeting.

Q:	Who may attend the 2018 Annual Meeting?

A:	All members as of the close of business on the record date may attend the 2018 Annual Meeting.

Q:	What is the record date for the 2018 Annual Meeting?

A:	The record date for the 2018 Annual Meeting is March 2, 2018.

Q:	Who will count the vote?

A:	The Company's CFO, Beth Eiler and VP of Human Resources, Katherine Balk, will act as inspectors of the election and will count the votes.

Q:	How do I nominate a candidate for election as a director at next year's annual meeting?

A:
The Company plans to hold director elections at next year's annual meeting. Nominations for director seats will be made by a nominating committee appointed by the Board. In addition, a member who is entitled to vote in the director election can nominate a candidate for director by following the procedures explained in Section 5.3(b) of the Operating Agreement. Section 5.3(b) of the Operating Agreement requires that written notice of a member's intent to nominate an individual for director must be given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company not less than 120 calendar days prior to the one year anniversary of the date when the Company's proxy statement was released in connection with the previous year's annual meeting. Director nominations submitted pursuant to the provisions of the Operating Agreement must be submitted to the Company by November 9, 2018.

Q:	What is a member proposal?

A:
A member proposal is your recommendation or requirement that the Company and/or the Board take action, which you intend to present at a meeting of the Company's members. Your proposal should state as clearly as possible the course of action that you believe the Company should follow. If your proposal is included in the Company's proxy statement, then the Company must also provide the means for members to vote on the matter via the proxy card. The deadlines and procedures for submitting member proposals are explained in the following question and answer. The Company reserves the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Q:	When are member proposals due for the 2019 annual meeting?

A:
In order to be considered for inclusion in next year's proxy statement, member proposals must be submitted in writing to the Company by November 9, 2018. The Company suggests that proposals for the 2019 annual meeting of the members be submitted by certified mail-return receipt requested.

Members who intend to present a proposal at the 2019 annual meeting of members without including such proposal in the Company's proxy statement, must provide the Company notice of such proposal no later than January 23, 2019. The Company reserves the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

If the Company does not receive notice of a member proposal intended to be submitted to the 2019 annual meeting by January 23, 2019, the persons named on the proxy card accompanying the notice of meeting may vote on any such proposal in their discretion, provided the Company has included in its proxy statement an explanation of its intention with respect to voting on the proposal.

Q:	What is the effect of a broker non-vote?

A:
While we do not believe that any of our units are held in street name by brokers, broker non-votes, if any, will count for purposes of establishing a quorum at the 2018 Annual Meeting. A broker non-vote occurs when an individual owns units which are held in the name of a broker. The individual is the beneficial owner of the units, however, on the records of the Company, the broker owns the units. If the individual who beneficially owns the units does not provide the broker with voting instructions on non-routine matters, including the proposals presented at the 2018 Annual Meeting, this is considered a broker non-vote. For such non-routine matters, the broker cannot vote either way and reports the units as "non-votes." These broker non-votes function as abstentions under our governing documents.

Q:	Who is paying for this proxy solicitation?

A:
The entire cost of this proxy solicitation will be borne by the Company. The cost will include the cost of supplying necessary additional copies of the solicitation materials for beneficial owners of membership units held of record by brokers, dealers, banks and voting trustees and their nominees and, upon request, the reasonable expenses of such record holders for completing the mailing of such material and report to such beneficial owners.

PROPOSAL ONE
ELECTION OF DIRECTORS

Eight elected directors and one appointed director comprise the Board. The elected directors are divided into three classes. Three directors are to be elected by the members at the 2018 Annual Meeting and the terms of the remaining elected directors expire in either 2019 or 2020. Below is a chart showing when each elected director's term expires.

Year of Annual Meeting	Director Whose Term Expires
2018	Steven Core
Maurice Hyde
Christine Marchand
2019	Patrick Boyle
Nick Bowdish
Chad Kuhlers
2020	Randy Bruess
Mathew Driscoll

At our 2015 annual meeting, Steven Core, Maurice Hyde and Christine Marchand were elected to serve three-year terms until our 2018 Annual Meeting. At our 2016 annual meeting, Nick Bowdish, Patrick Boyle, and Chad Kuhlers were elected to serve three-year terms until our 2019 Annual Meeting. At our 2017 annual meeting, Randy Bruess and Mathew Driscoll were elected to serve three-year terms until the 2020 Annual Meeting.

Our nominating committee has nominated Jerry Calease, Steven Core, Maurice Hyde, Christine Marchand and Wayne Mlady as nominees for election at the 2018 Annual Meeting. Mr. Core, Mr. Hyde and Ms. Marchand are incumbent directors. The nominees were recommended by members of the Company and the nominating committee nominated each of the director nominees.

The following table contains certain information with respect to the nominees for election to the Board at the 2018 Annual Meeting:

Name and Principal Occupation	Age	Year First Elected a Director	Term Expires
Jerry Calease, Farmer	65	—	—
Steven Core, Retired/Consultant	68	2015	2018
Maurice Hyde, Retired	72	2010	2018
Christine Marchand, Chief Financial Officer	40	2010	2018
Wayne Mlady, Farmer	64	—	—

Biographical Information for Director Nominees

Jerry Calease, Nominee, Age 65. Mr. Calease has been the owner/operator of a corn and soybean farming operation in Bremer County, Iowa called J + K Calease Farms for the majority of his career. Mr. Calease has been a certified crop adviser and a Douglas township trustee for multiple years. Mr. Calease also sits on the board of directors of Golden Grain Energy, LLC, a publicly reporting company, Butler-Bremer Mutual Telephone Company, a private company, and Bremer Mutual Insurance Association, a private company. Mr. Calease was selected as a nominee based on his ethanol, agricultural and business experience. Mr. Calease has consented to serving on the Board if he is elected.

Steven Core, Chairman, Incumbent Director and Nominee, Age 68. Mr. Core has served as a director since our 2015 annual meeting. Mr. Core serves as the Company's Chairman and also serves on the audit, nominating, risk management and compensation committees. Mr. Core is recently retired from Fagen, Inc., which constructed the Company's ethanol plant. Mr. Core served as a Project Developer for Fagen, Inc. Currently, Mr. Core serves on the board of directors of Lincolnland Agri-Energy, LLC, Husker Ag, LLC, Little Sioux Corn Processors, LLC, and Elite Octane, LLC. Mr. Core will serve as Chairman of the Board at the pleasure of the Board or until his earlier resignation or removal. Mr. Core was selected as a nominee based on his business and agriculture experience as well as his prior involvement with the ethanol industry and the Company. Mr. Core has consented to serving on the Board if he is elected.

Maurice Hyde, Incumbent Director and Nominee, Age 72. Mr. Hyde has served as a director since our 2010 annual meeting. Mr. Hyde also serves as the chairperson of our risk management committee. From 1978 until 2007, Mr. Hyde was the President and CEO of United Suppliers, Inc. of Eldora, Iowa. From 2007 until 2010, Mr. Hyde was a consultant for United Suppliers, Inc. assisting in the transition of the new CEO following Mr. Hyde's retirement. United Suppliers, Inc. is an agriculture wholesale and retail input company with distribution in 17 Midwest states with annual sales in excess of $1 billion and approximately 650 employees. Mr. Hyde is also a director of Hardin County Saving Bank, a private company, and the North Central Railroad, a private company. Mr. Hyde was selected as a nominee based on his business and agriculture experience as well as his prior involvement with the ethanol industry and the Company. Mr. Hyde has consented to serving on the Board if he is elected.

Christine Marchand, Incumbent Director and Nominee, Age 40. Ms. Marchand has served as a director since our 2010 annual meeting. Ms. Marchand served as the Company's Interim Chief Financial Officer until March 2017 and serves on the audit committee. On December 15, 2008, the Board appointed Ms. Marchand as Treasurer/Chief Financial Officer of the Company pursuant to the Management Services Agreement with Golden Grain Energy, LLC. Ms. Marchand resigned as the Company's Treasurer/Chief Financial Officer as of January 1, 2010. Ms. Marchand serves as the Chief Financial Officer for Golden Grain Energy, LLC, where she has held that position since 2005. Prior to her employment at Golden Grain Energy, LLC, Ms. Marchand was the controller at a manufacturing facility and was an accountant for a public accounting company. Ms. Marchand serves on the board of directors of Marchand Investments, Inc., a privately held company. Ms. Marchand was selected as a nominee based on her business and agriculture experience as well as her prior involvement with the ethanol industry and the Company. Ms. Marchand has consented to serving on the Board if she is elected.

Wayne Mlady, Nominee, Age 64. Mr. Mlady has been the owner/operator of a farming operation in Cresco, Iowa since 1970. Mr. Mlady also owns and operates Mlady Farm Drainage and Mlady Auction Service where he buys and sells farm and heavy equipment. Mr. Mlady was selected as a nominee based on his business and agriculture experience. Mr. Mlady has consented to serving on the Board if he is elected.

Required Vote and Board Recommendation

Each member entitled to vote in the general election of directors may vote for three nominees for each unit the member owns. As indicated on the proxy card, if you do not mark any choices for directors on the proxy card, then your votes will be cast FOR Steven Core, Maurice Hyde and Christine Marchand. Withheld votes for director elections will not be counted either for or against any nominee because directors are elected by plurality vote, meaning that the persons receiving the greatest number of votes relative to the other nominees will be elected. If you mark only one or two choices on the proxy card for the director election, the proxies will vote your units ONLY for the nominee(s) you have selected. If you mark contradicting choices on the proxy card, such as both FOR and WITHHOLD for a nominee, your votes will not be counted with respect to the director nominee(s) for whom you have marked contradicting choices. If any nominee should withdraw or otherwise become unavailable, which is not expected, such nominee's votes will be disregarded in determining which nominees received the greatest number of votes. Members who neither submit a proxy card nor attend the meeting will not be counted as either a vote for or against any nominee in the election of directors. Any member entitled to vote who submits a signed proxy card will be treated as present at the meeting for purposes of determining a quorum.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF STEVEN CORE, MAURICE HYDE AND CHRISTINE MARCHAND.

Biographical Information for Non-nominee Directors

Nick Bowdish, Director, Age 33. Mr. Bowdish presently serves as a director and serves on the risk management committees. Mr. Bowdish was first elected to the Board at the Company's 2016 annual meeting. Mr. Bowdish has been the president of N Bowdish Company, LLC since 2013 where he advises agri-business companies on matters related to increasing profitability and project development. Through N Bowdish Company, LLC, Mr. Bowdish serves as the President and CEO of Siouxland Ethanol in Jackson, Nebraska and as the President and CEO of Elite Octane, LLC in Atlantic, Iowa. From 2012 until

2015, Mr. Bowdish was the General Manager of Platinum Grain, LLC, a three million bushel grain elevator in Anthon, Iowa. From 2008 until 2013, Mr. Bowdish was the General Manager of Platinum Ethanol, LLC, located in Arthur Iowa. From 2007 until 2008, Mr. Bowdish worked in project development for Fagen, Inc. Within the last five years, Mr. Bowdish served on the board of directors of Heron Lake BioEnergy, a publicly reporting company. Mr. Bowdish currently serves on the board of directors of Badger State Ethanol, LLC, a private company and RPMG, LLC, a private company. Mr. Bowdish has also previously served on the board of directors of Western Wisconsin Energy, LLC, Platinum Ethanol, LLC, and Ethanol Europe Renewables Limited.

Patrick Boyle, Vice-Chairman and Director, Age 63. Mr. Boyle has served as a director since our inception and previously served as President and CEO. Mr. Boyle also previously served as our Vice-President of Project Development until the ethanol plant was built. Mr. Boyle serves as the Company's Vice-Chairman and serves as chairman of the audit, nominating and executive committees. In addition to his service to the Company, Mr. Boyle has served as the Business Development Manager for Hawkeye REC, a local utility company from 2000 to the present. Hawkeye REC is now MiEnergy Cooperative after a merger in January 2017. In the past he has been a consultant with the U.S. Foreign Aid Department in Russia organizing, structuring and forming agricultural cooperatives and free enterprise entities after the breakup of the collective farm system. Mr. Boyle serves on many local and state boards, including as a board member of the Renewable Fuels Association representing the Company. Mr. Boyle will serve as Vice-Chairman of the Board at the pleasure of the Board or until his earlier resignation or removal.

Randy Bruess, Director, Age 56. Mr. Bruess has served as a director since our 2014 annual meeting. Mr. Bruess serves as a member of the risk management committee. Since 1982, Mr. Bruess has been employed by Art's Milling Service, Inc. in Protovin, Iowa. Mr. Bruess currently holds the position of General Manager at Art's Milling Service. Mr. Bruess also serves on the board of directors of Art's Milling Service.

Mathew Driscoll, Secretary, Director, Age 38. Mr. Driscoll presently serves as a director and the Company's Secretary and serves on the audit and the executive compensation committees. Mr. Driscoll was first elected to the Board at the Company's 2010 annual meeting. From 2001 until 2009, Mr. Driscoll was a financial adviser for Tuve Investments, Inc. of Waterloo, Iowa. In 2009, Mr. Driscoll was employed by MidWestOne Financial Group of Cedar Falls Iowa from January 2009 until March 2009. Since June 2009, Mr. Driscoll has been employed by Christensen and Driscoll Financial Services, Inc. In each of his previous positions, Mr. Driscoll has provided financial investment advice to individuals and businesses. Mr. Driscoll also sits on the board of directors of Christensen and Driscoll Financial Services, Inc., a private company and on the board of directors of the Iowa Renewable Fuels Association, a private company. Mr. Driscoll will serve as Secretary of the Board at the pleasure of the Board or until his earlier resignation or removal.

Chad Kuhlers, Director, Age 46. Mr. Kuhlers has served as a director of the Company since our inception. Mr. Kuhlers serves on the risk management committee. In addition, Mr. Kuhlers served as our Chief Operating Officer under the Management Services Agreement with Golden Grain Energy, LLC from December 2008 until our 2011 fiscal year when the Company assumed these responsibilities. Mr. Kuhlers has also been the Chief Operating Officer for Golden Grain Energy, LLC since 2004. Prior to his employment with Golden Grain Energy, Mr. Kuhlers was the Operations Manager for the Koch Hydrocarbon's Medford, Oklahoma Fractionator from 1994 until 2004. Mr. Kuhlers has also been employed as a Project Engineer for Koch Refining Company in Corpus Christi, Texas. Mr. Kuhlers sits on the board of directors of CEK Investments, Inc., a private company and Guardian Energy, LLC, a private company.

Biographical Information for Appointed Director

Leslie Hansen, Appointed Director, Age 64. Ms. Hansen has served as a director of the Company since her appointment by Golden Grain Energy, LLC in September 2011, pursuant to Golden Grain's right of appointment under Section 5.3(f) of the Operating Agreement. Ms. Hansen will serve indefinitely as a director on the Board at the pleasure of Golden Grain Energy, LLC for so long as it satisfies the conditions of Section 5.3(f) of the Operating Agreement. Ms. Hansen serves on the audit and executive compensation committees. In addition to her service to the Company, Ms. Hansen also sits on the board of directors of Golden Grain Energy, LLC, a publicly reporting company. Ms. Hansen has served as the Vice President/CFO and on the board of directors of Precision of New Hampton, Inc. from 1986 to the present, where she performs managerial and financial duties. From 2002 to the present, Ms. Hansen has served as Vice President/CFO and on the board of directors of Hotflush, Inc., where she performs accounting and tax preparation duties. In addition, Ms. Hansen is the President and serves on the board of directors of Sizzle X, Inc., an investment firm located in New Hampton, Iowa.

Executive Officers and Significant Employees

James Broghammer, Chief Executive Officer, Age 54. Effective December 1, 2015, Mr. Broghammer was appointed as the Chief Executive Officer of the Company. Mr. Broghammer is compensated pursuant to an agreement with his consulting company, Cornerstone Resources, LLC. Since 2011, Mr. Broghammer has also served as the Chief Executive Officer of Pine

Lake Corn Processors, a 35 million gallon per year dry mill ethanol plant in Steamboat Rock, Iowa. Mr. Broghammer also serves on the board of directors and as the Vice President of Ace Ethanol, LLC and Fox River Valley Ethanol, LLC, both private companies. In addition, Mr. Broghammer serves on the board of directors and as the President of the Iowa River Railroad, a private company. Mr. Broghammer will serve as the Company's Chief Executive Officer at the pleasure of the Board or until his earlier resignation or removal.

Beth Eiler, Chief Financial Officer - Age 44. Ms. Eiler will serve as the Company's Chief Financial Officer at the pleasure of the Company's board of directors until her earlier resignation or removal. Prior to joining the Company, Ms. Eiler served as the Accounting Manager for the West Wilson Utility District outside of Nashville, Tennessee from 2011 until 2014 when she moved to Iowa. Ms. Eiler then served as a consultant for the West Wilson Utility District while living in Iowa. Ms. Eiler also worked for Hacker, Nelson & Co., P.C., an accounting firm in New Hampton, Iowa, since 2015 preparing tax returns and assisting with financial audits. Ms. Eiler also previously worked as a public accountant for 14 years in Nashville, Tennessee. Ms. Eiler is a Certified Public Accountant. Ms. Eiler will continue as the Company’s Chief Financial Officer at the pleasure of the Board or until her earlier resignation or removal.

Katherine Balk, VP of Human Resources, Age 35. Ms. Balk was hired as the Company’s Office Manager & Human Resource Assistant in July 2011.  By 2013, Ms. Balk was fulfilling all the Human Resource responsibilities and became the Office and Human Resource Manager.  In July 2015, Ms. Balk was named VP of Human Resources and became part of the executive management team.  Ms. Balk is responsible for all of the Company’s human resources functions for the Company’s 54 employees. Ms. Balk also fields all member relations questions and transfers.  Currently, Ms. Balk is a member of SHRM and sits on the board for Chickasaw County Farm Bureau.  In 2017, Ms. Balk became a SHRM Certified Professional. Prior to her employment with the Company, from July 2005 until July 2011, Ms. Balk worked in Operations for Security State Bank in New Hampton, Iowa.  Ms. Balk will continue as the Company’s VP of Human Resources at the pleasure of the Board or until her earlier resignation or removal.

Kevin Howes, Chief Operating Officer, Age 47. Mr. Howes was hired as the Company's Operations Manager in November 2008. At the end of 2010, Mr. Howes was promoted to Plant Manager and in 2015 he was named Chief Operating Officer of the Company. Mr. Howes is responsible for all of the ethanol plant operations, including grain handling, product loadout, production, maintenance, and our laboratory. Mr. Howes supervises 42 of the Company's full time employees. Prior to his employment with the Company, from August 2007 until November 2008, Mr. Howes was the Senior Project Engineer for Best Energies in Madison, Wisconsin. Mr. Howes was in charge of business development and technical support for biodiesel operations and corn oil recovery systems. From January 2005 until August 2007, Mr. Howes was the Technical Manager of the Poet Biorefining ethanol plant in Coon Rapids, Iowa. Mr. Howes was responsible for plant operations including the production and laboratory staff made up of 20 full time employees. Mr. Howes will continue as the Company's Chief Operating Officer at the pleasure of the Board or until his earlier resignation or removal.

Stan Wubbena, Commodity Manager/Vice-President, Age 64. Mr. Wubbena was hired as the Company's Commodity Manager in October 2008. Mr. Wubbena was named Vice-President on January 21, 2015. Mr. Wubbena is responsible for coordinating the purchase of all of the corn the Company uses to produce ethanol, distiller's grains and corn oil. Prior to his employment with the Company, from March 1987 until October 2008, Mr. Wubbena was employed by Agri Grain Marketing/AGRI Bunge in McGregor, Iowa as a Terminal Elevator Manager. In his position with AGRI Bunge, Mr. Wubbena was responsible for managing the grain facility, purchasing grain and hedging grain. The facility that Mr. Wubbena managed purchased approximately 35-44 million bushels of grain per year. Mr. Wubbena will continue as the Company's Commodity Manager and Vice-President at the pleasure of the Board or until his earlier resignation or removal.

PROPOSAL TWO
APPROVAL OF AMENDMENT NUMBER THREE TO THE AMENDED AND RESTATED OPERATING AGREEMENT PROPOSED BY THE COMPANY

Proposal Two is to adopt the Operating Agreement Amendment proposed by the Company. The primary purpose of the Operating Agreement Amendment is to update the Operating Agreement in anticipation of revised IRS audit procedures for businesses taxed as partnerships, including limited liability companies taxed as partnerships. This summer, the IRS proposed regulations implementing these changes proposed by Congress for tax years beginning in 2018.

Pursuant to the Operating Agreement Amendment, Section 7.3 of the Operating Agreement (Tax Matters) is removed in its entirety and is replaced by the following:

7.3    Tax Matters.

(a)    Appointment. The Chairman of the Board is hereby appointed as the “tax matters partner” (as defined in Code Section 6231 prior to its amendment by the Bipartisan Budget Act of 2015 (“BBA”)) (the “Tax Matters Member”) and the “partnership representative” (the “Partnership Representative”) as provided in Code Section 6223(a) (as amended by the BBA). The Tax Matters Member or Partnership Representative may resign at any time. The Tax Matters Member or Partnership Representative may be removed at any time by the Board. Upon resignation, death, or removal of the Tax Matters Member or Partnership Representative, the Board will select the successor Tax Matters Member or Partnership Representative.

(b)    Tax Examinations and Audits. The Tax Matters Member and Partnership Representative are each authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by any taxing authority, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. Each Member agrees that such Member will not independently act with respect to tax audits or tax litigation of the Company, unless previously authorized to do so in writing by the Tax Matters Member or Partnership Representative, which authorization may be withheld by the Tax Matters Member or Partnership Representative in its sole discretion. The Tax Matters Member or Partnership Representative has sole discretion to determine whether the Company (either on its own behalf or on behalf of the Members) will contest or continue to contest any tax deficiencies assessed or proposed to be assessed by any taxing authority.

(c)    Income Tax Elections. Except as otherwise provided herein, each of the Tax Matters Member and Partnership Representative has the sole discretion to make any determination regarding income tax elections it deems advisable on behalf of the Company, including (1) the election out of the BBA Procedures for tax years beginning on or after January 1, 2018 pursuant to Code Section 6221(b) (as amended by the BBA); and (2) for any year in which applicable law and regulations do not permit the Company to elect out of the BBA Procedures, the election of the alternative procedure under Code Section 6226, as amended by Section 1101 of the BBA.

(d)    Tax Returns. Each Member agrees that such Member will not treat any Company item inconsistently on such Member’s federal, state, foreign or other income tax return with the treatment of the item on the Company’s return.

(e)    Survival of Obligations. The obligations of each Member or former Member under this Section survive the transfer or redemption by such Member of its Units and the termination of this Agreement or dissolution of the Company. Each Member acknowledges and agrees that, notwithstanding the transfer or redemption of all or a portion of its Membership Interest in the Company, it may remain liable for tax liabilities with respect to its allocable share of income and gain of the Company for the Company’s taxable years (or portions thereof) prior to such transfer or redemption.

Required Vote and Board Recommendation

With respect to approval of the Operating Agreement Amendment, if a quorum is present, the affirmative vote of members owning a majority of the units, represented at the 2018 Annual Meeting (in person or by proxy) and entitled to vote on the matter shall constitute the act of the members. If you fail to mark a vote, the proxies solicited by the Board will be voted FOR Proposal Two. If you mark contradicting choices on your proxy card such as a vote both for and against Proposal Two, your vote will have the effect of a vote AGAINST Proposal Two. If you abstain, your units will be included in the determination of whether a quorum is present. However, your abstention will have the effect of a vote AGAINST Proposal Two. If you do not submit a proxy card or attend the 2018 Annual Meeting, your vote will not be counted as a vote either for or against Proposal Two. If Proposal Two is approved, the form of Operating Agreement Amendment attached as Appendix I will be adopted by the Company.

THE BOARD HAS APPROVED THE PROPOSED OPERATING AGREEMENT AMENDMENT AND RECOMMENDS A VOTE FOR PROPOSAL TWO.

PROPOSAL THREE
ADVISORY VOTE ON EXECUTIVE COMPENSATION CALLED SAY-ON-PAY

The Company believes that our compensation policies and procedures are reasonable based on the size and complexity of the Company and are strongly aligned with the long-term interests of our members. Congress passed a law that requires publicly reporting companies to present to their members an advisory vote on the company's executive compensation program. We urge you to read the "EXECUTIVE COMPENSATION" section of this proxy statement, including the Company's Compensation

Discussion and Analysis section, for details on the Company's executive compensation, including the Company's compensation philosophy and objectives and the 2017 compensation of our executive officers. This advisory member vote, commonly known as "Say-on-Pay," gives you as a member the opportunity to endorse or not endorse our executive officer compensation program and policies through the following resolution:

"RESOLVED, that the members endorse the compensation of the Company's executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained under the caption "EXECUTIVE COMPENSATION" of this proxy statement."

Because your vote is advisory, it will not be binding on the Board. However, the Board will take into account the outcome of the vote when considering future executive compensation arrangements. We believe the "Say-on-Pay" proposal demonstrates our commitment to achieving a high level of total return for our members.

This proposal will be approved if the votes cast FOR the proposal exceed the votes cast AGAINST the proposal, regardless of whether either alternative receives a vote from a majority of the members represented at the 2018 Annual Meeting.

THE BOARD RECOMMENDS THAT YOU VOTE FOR ENDORSEMENT OF THE COMPENSATION OF OUR EXECUTIVE OFFICERS.

PROPOSAL FOUR
ADVISORY VOTE ON FREQUENCY OF THE SAY-ON-PAY VOTE

The Company is presenting the following proposal, which gives you as a member the opportunity to inform the Company as to how often you wish the Company to include a proposal, similar to Proposal Three, in our proxy statement. This resolution is required pursuant to Section 14A of the Securities Exchange Act. While the Board intends to carefully consider the member vote resulting from the proposal, the final vote will not be binding on the Company and is advisory in nature.

"RESOLVED, that the members wish the Company to include an advisory vote on the compensation of the Company's executive officers pursuant to Section 14A of the Securities Exchange Act every: (i) year; (ii) two years; or (iii) three years."

THE BOARD RECOMMENDS THAT YOU VOTE TO HOLD AN ADVISORY VOTE ON EXECUTIVE COMPENSATION (SAY-ON-PAY) EVERY 3 YEARS. FOR EACH PROPERLY EXECUTED PROXY WHERE THE MEMBER DOES NOT MARK ANY CHOICES, THE PROXIES WILL VOTE FOR EVERY 3 YEARS.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission ("SEC"). Each of the members of the Company who beneficially own 5% or more of the Company's units has sole voting and sole investment power for all units beneficially owned by that member. Each of our 5% owners can be contacted at the Company's address, Homeland Energy Solutions, LLC, 2779 Highway 24, Lawler, Iowa 52154.

The Company and Steve Retterath, who is listed below as a 5% or more owner, signed an agreement in June 2013 pursuant to which the parties mutually agreed that the Company would repurchase and retire Mr. Retterath's entire interest in the Company.  Mr. Retterath subsequently refused to complete the repurchase by the August 1, 2013 closing date.  The Company believes that it has a binding agreement with Mr. Retterath and has filed a lawsuit against Mr. Retterath to require him to complete the membership unit repurchase.  Mr. Retterath contends he is not bound by the agreement.  The Company's position is as of the closing date, Mr. Retterath is no longer the equitable owner of any membership units in the Company, but until the court has a chance to rule on this and the other issues raised in the litigation, the Company will accept Mr. Retterath's proxy card or allow him to vote in person at the 2018 Annual Meeting on any matters presented for which he is entitled to vote, without conceding that he is entitled to vote or that he has any equitable interest in the Company.

As of March 2, 2018, the following members beneficially owned 5% or more of our outstanding units, subject to the Company's position with respect to Mr. Retterath as set forth above:

Title of Class	Name of Beneficial Owners	Amount of Beneficial Ownership of Units	Percent of Class
Units	Steve Retterath(1)	25,860	28.59%
Units	Golden Grain Energy, LLC	5,000	5.53%

(1) Mr. Retterath's ownership is subject to the discussion above regarding the Company's equitable interest in these membership units.

SECURITY OWNERSHIP OF MANAGEMENT

Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by footnote, a person named in the table below has sole voting and sole investment power for all units beneficially owned by that person. Each of our directors, nominees, and executive officers can be contacted at the Company's address, Homeland Energy Solutions, LLC, 2779 Highway 24, Lawler, Iowa 52154.

As of March 2, 2018, members of the Board, nominees and certain of our named executive officers own units as follows:

Title of Class	Name of Beneficial Owners	Amount of Beneficial Ownership of Units	Percent of Class
Units	Katherine Balk, VP Human Resources	—	*
Units	Nick Bowdish, Director	25	*
Units	Patrick Boyle, Director and Vice-Chairman	150	*
Units	James Broghammer, President and CEO	—	*
Units	Randy Bruess, Director(1)	105	*
Units	Jerry Calease, Nominee(2)	250	*
Units	Steven Core, Director, Chairman and Nominee	100	*
Units	Mathew Driscoll, Director and Secretary(3)	25	*
Units	Beth Eiler, Chief Financial Officer	—	*
Units	Leslie Hansen, Appointed Director (4)	2,067	2.29%
Units	Kevin Howes, Chief Operating Officer(5)	12	*
Units	Maurice Hyde, Director and Nominee(6)	100	*
Units	Chad Kuhlers, Director(7)	100	*
Units	Christine Marchand, Director and Nominee(8)	25	*
Units	Wayne Mlady, Nominee	410	*
Units	Stan Wubbena, Commodity Manager and Vice-President(9)	67	*
	Totals:	3,436	3.80%

(*) Indicates that the membership units owned represent less than 1% of the outstanding units.
(1) Mr. Bruess jointly owns these 100 units with his spouse. Mr. Bruess shares investment and voting power with respect to these 100 units with his spouse.
(2) Mr. Calease shares investment and voting power with respect to these 250 units with his spouse.
(3) Mr. Driscoll jointly owns these 25 units with his spouse and mother. Mr. Driscoll shares investment and voting power with respect to these 25 units with his spouse and his mother.
(4) Ms. Hansen beneficially owns 980 units through Sizzle X, Inc. with her spouse, 1,087 units through Precision Employee Investment Fund, and 50 units jointly with her spouse.
(5) Mr. Howes beneficially owns the 12 units which are owned by his spouse. Mr. Howes shares investment and voting power with respect to these 12 units with his spouse.
(6) Mr. Hyde jointly owns these 100 units with his spouse. Mr. Hyde shares investment and voting power with respect to these 100 units with his spouse.
(7) Mr. Kuhlers beneficially owns 100 units through his ownership of CEK Investments, Inc. Mr. Kuhlers shares voting and investment power with respect to these 100 units with his spouse.
(8) Ms. Marchand owns 25 units through Marchand Investments, Inc. with her spouse. Ms. Marchand shares voting and investment power with respect to these 25 units with her spouse.
(9) Mr. Wubbena beneficially owns the 67 units which are owned by his spouse. Mr. Wubbena shares voting and investment power with respect to these 67 units with his spouse.

BOARD OF DIRECTORS' MEETINGS AND COMMITTEES

The Board generally meets once per month. The Board held twelve regularly scheduled and one special meeting during the fiscal year ended December 31, 2017. Each director attended at least 75% of the meetings of the Board during the fiscal year ended December 31, 2017 during the time each served on the Board.

The Board does not have a formalized process for holders of membership units to send communications to the Board. The Board feels this is reasonable given the accessibility of our directors. Members who wish to communicate with the Board are free to do so by contacting a director. The names of our directors are listed on the Company's website at www.homelandenergysolutions.com or are available by calling the Company's office at (563) 238-5555.

The Board does not have a policy with regard to director attendance at annual meetings. Last year, all of the directors attended the Company's annual meeting. Due to this high attendance record, it is the view of the Board that such a policy is unnecessary.

Director Independence

During our 2017 fiscal year, all of our directors and director nominees were independent, as defined by NASDAQ Rule 5605(a)(2) with the exception of Patrick Boyle, Steven Core and Christine Marchand as each served as an executive officer of the Company on an interim basis within the last three years. In evaluating the independence of our directors and nominees, we considered the following factors as set forth in NASDAQ Rule 5605(a)(2): (i) the business relationships of our directors and nominees; (ii) positions our directors and nominees hold with other companies; (iii) family relationships between our directors and nominees and other individuals involved with the Company; (iv) transactions between our directors/nominees and the Company; and (v) compensation arrangements between our directors/nominees and the Company.

Board Leadership Structure and Role In Risk Oversight

The Company is managed by a management team which oversees each area of our operations in which such manager has expertise. Our management team consists of our President/Chief Executive Officer, Chief Financial Officer, Commodities Manager/Vice-President, Chief Operating Officer, and our Human Resources Manager. The Chairman of our Board is separate from our Chief Executive Officer and is responsible for coordinating the management efforts of our managers. The Board has determined that its leadership structure is effective to create checks and balances between the executive officers of the Company and the Board. The Board is actively involved in overseeing all material risks that face the Company, including risks related to changes in commodity prices. The Board administers its oversight functions by reviewing the operations of the Company, by overseeing the executive officers' management of the Company, and through its risk management committee.

Code of Ethics

The Board has adopted a Code of Ethics that sets forth standards regarding matters such as honest and ethical conduct, compliance with the law, and full, fair, accurate, and timely disclosure in reports and documents that we file with the SEC and in other public communications. The Code of Ethics applies to all of our employees, officers, and directors, including our Chief Executive Officer and Chief Financial Officer. The Code of Ethics is available free of charge on written request to Homeland Energy Solutions, LLC, 2779 Highway 24, Lawler, Iowa 52154.

Audit Committee

The Company has a separately-designated standing audit committee. The audit committee of the Board operates under a charter adopted by the Board in February 2009. A copy of the audit committee charter is available on the Company's website, www.homelandenergysolutions.com. Under the charter, the audit committee must have at least three members. Our audit committee members are Christine Marchand, Steven Core, Patrick Boyle (Chair), Mathew Driscoll and Leslie Hansen. The audit committee held four meetings during the Company's 2017 fiscal year. Each of the members of the audit committee attended at least 75% of the audit committee meetings except Leslie Hansen who attended two meetings.
The audit committee is exempt from the independence listing standards because our securities are not listed on a national securities exchange or listed in an automated inter-dealer quotation system of a national securities association or to issuers of such securities. Our audit committee charter requires a majority of our audit committee to be "independent" in accordance with the definition provided for in such charter. All of our audit committee members are independent within the definition of independence provided by NASDAQ rules 5605(a)(2) and 5605(c)(2) with the exception of Christine Marchand, Steven Core and Patrick Boyle as each served temporarily as an executive officer of the Company within the last three years. The Board determined including

Christine Marchand, Steven Core and Patrick Boyle on the audit committee was appropriate because each only served as executive officers along with their position on the Board and none were employees of the Company. Further, each of these appointments were for a limited period of time while the Company filled vacancies. The Board has determined that Christine Marchand qualifies as an audit committee financial expert based on her prior education and position as the Chief Financial Officer of a publicly reporting company.
Audit Committee Report

The audit committee delivered the following report to the Board on February 28, 2018. The following report of the audit committee shall not be deemed to be incorporated by reference in any previous or future documents filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the report by reference in any such document.

The audit committee reviews the Company's financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process. The Company's independent registered public accounting firm is responsible for expressing an opinion on the conformity of the audited financial statements to generally accepted accounting principles. The committee reviewed and discussed with management the Company's audited financial statements as of and for the fiscal year ended December 31, 2017. The committee has discussed with RSM US LLP its independent registered public accounting firm, the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees. The committee has received from the independent registered public accounting firm written disclosures regarding the auditors' independence required by Public Company Accounting Oversight Board and the Independence Rule 3526, Communications with Audit Committees Concerning Independence, and has discussed with the independent registered public accounting firm, the independent registered public accounting firm's independence. The committee has considered whether the provision of services by RSM US LLP, not related to the audit of the financial statements referred to above and to the reviews of the interim financial statements included in the Company's Forms 10-Q are compatible with maintaining RSM US LLP's independence.

Based on the reviews and discussions referred to above, the audit committee recommended to the Board that the audited financial statements referred to above be included in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2017.

Audit Committee
Patrick Boyle, Chair
Steven Core
Mathew Driscoll
Leslie Hansen
Christine Marchand

Independent Registered Public Accounting Firm

The audit committee selected RSM US LLP as the independent registered public accounting firm for the fiscal year ended December 31, 2018. A representative of RSM US LLP is expected to be present at the 2018 Annual Meeting to respond to appropriate questions from the members and will have an opportunity to make a statement if they desire.

RSM US LLP has served as the Company's independent registered public accounting firm since 2010. In support of the reappointment of RSM US LLP as the Company's independent registered public accounting firm, the Audit Committee considered the following factors:

•	The firm's independence, objectivity and professional skepticism.

•	The firm's compliance with the SEC requirement to rotate the lead engagement partner and concurring review partner every five years.

•	Quality of services provided.

•	Quality of communication and interaction with the firm.

•	A review of the firm's most recent Public Company Accounting Oversight Board inspection report.

•	Audit and non-audit fees.

Audit Fees
The aggregate fees billed to the Company by the independent registered public accounting firm, RSM US LLP, during our 2017 and 2016 fiscal years are as follows:

Category	Fiscal Year	Fees
Audit Fees(1)	2017	$91,514
	2016	83,500
Audit-Related Fees	2017	—
	2016	—
Tax Fees	2017	48,300
	2016	24,100
All Other Fees(2)	2017	5,000
	2016	5,975

(1)    Audit fees consist of fees for services rendered related to the Company's fiscal year end audits and quarterly reviews.
(2)    All Other Fees include export tax consulting services.

Prior to engagement of the principal independent registered public accountants to perform audit services for the Company, the principal accountant was pre-approved by our audit committee pursuant to Company policy requiring such approval.

One hundred percent of all audit services, audit-related services and tax-related services were pre-approved by our audit committee.

Nominating Committee

The Board appointed Mathew Driscoll (Chair), Randy Bruess and Steve Dietz to the nominating committee. The nominating committee held one meeting to nominate candidates for the 2018 Annual Meeting. Each member of the nominating committee attended at least 75% of the nominating committee meetings.
The nominating committee oversees the identification and evaluation of individuals qualified to become directors and nominates the director nominees for each annual meeting of the members. The major responsibilities of the nominating committee are to:

•	Identify, recruit and evaluate candidates for open director positions on the Board, including incumbent directors;

•	Make recommendations to the Board concerning the composition of the Board, including its size and qualifications for membership;

•	Develop a nomination process for director candidates;

•	Annually nominate candidates to run for election or re-election to the Board; and

•	Present to the Board, as necessary, candidates to fill vacancies on the Board.

The following list represents the types of criteria the nominating committee takes into account when identifying and evaluating potential nominees:

•	Agricultural, business, legal, technical/engineering, accounting and financial background and experience;

•	Community or civic involvement;

•	Independence from the Company (i.e. free from family, material business or professional relationships with the Company);

•	Lack of potential conflicts of interest with the Company;

•	A candidate's reputation for integrity, good judgment, commitment and willingness to consider matters with objectivity and impartiality; and

•
Specific needs of the Board relative to any particular candidate so that the overall composition of the Board reflects a mix of talents, experience, expertise and perspectives appropriate to the Company's circumstances.

The nominating committee operates under a charter adopted by the Board in March 2013. A copy of the nominating committee charter is available on the Company's website at www.homelandenergysolutions.com. The nominating committee does not have a policy for receiving nominations for director positions from the Company's members. The Company believes this is reasonable because the Operating Agreement provides a procedure for the members to nominate individuals to stand for election as directors. The nominating committee is exempt from the independence listing standards because the Company's securities are not listed on a national securities exchange or listed in an automated inter-dealer quotation system of a national securities association or to issuers of such securities. Each member of the nominating committee is independent under the NASDAQ definition of independence. The nominating committee does not have a formal policy regarding consideration of diversity in identifying director nominees, however, any member may nominate a director nominee pursuant to the procedures described below.

The Board and nominating committee personally solicited nominations for individuals to stand for election at the 2018 Annual Meeting and notified the members that the nominating committee was accepting applications in the Company's newsletter. The Company, through the nominating committee, received the names of five potential nominees from the members and the nominating committee nominated all five of these potential nominees to stand for election at the 2018 Annual Meeting.

Member Nominations for the 2019 Annual Meeting

Nominations for Director Positions

Notice of member nominations for the election of directors for the 2019 annual meeting must be submitted in writing to the Company by November 9, 2018, either by personal delivery or by United States Mail, postage prepaid, to the Secretary of the Company. The Company suggests that nominations for the 2019 annual meeting of the members be submitted by certified mail-return receipt requested.

The notice of member nominations must contain: (i) the name and address of the member who intends to make the nomination; (ii) a representation that the member is a holder of units of the Company entitled to vote at the annual meeting and intends to appear personally or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) the name, age, business and residence addresses, and principal occupation or employment of each nominee; (iv) a description of all arrangements or understandings between the member and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the member; (v) such other information regarding each nominee proposed by the member as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; (vi) the consent of each nominee to serve as a director of the Company if so elected; and (vii) a nominating petition signed and dated by the holders of at least five percent (5%) of the then outstanding units and clearly setting forth the proposed nominee as a candidate of the director’s seat to be filled at the next election of directors. If a presiding officer at a meeting of the members determines that a nomination is not made in accordance with this procedure, the officer must declare that the nomination was defective and therefore must be disregarded. In addition, the Company may require any proposed nominee to furnish such other information that may be reasonably required to determine the eligibility of such nominee to serve as a director of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We engaged in the following transactions with related parties during our fiscal year ended December 31, 2017:

Grain Purchases Farmers Feed & Grain Company

Steve Eastman manages Farmers Feed & Grain Company, Inc. from which the Company purchased corn and miscellaneous materials of approximately $6,707,550 during our 2017 fiscal year. Steve Eastman served on the Board for a period of our 2017 fiscal year. The Company could not determine the amount of Steve Eastman's individual interest in the transactions listed above without unreasonable expense. The Company believes that these purchases from Farmers Feed & Grain Company were on terms no less favorable than the Company could have received from independent third parties.

Art's Milling Service

Randy Bruess is the General Manager of Art's Milling Service, Inc. from which the Company purchases corn. The Company purchased approximately $4,013,320 worth of corn during our 2017 fiscal year. Mr. Bruess serves on the Board. The Company could not determine the amount of Mr. Bruess' individual interest in the transactions listed above without unreasonable expense. The Company believes that these purchases from Art's Milling Service, Inc. were on terms no less favorable than the Company could have received from independent third parties.

Related Party Transaction Review Policies and Procedures

The Board reviews and/or ratifies all transactions with related parties, as that term is defined by Item 404 of SEC Regulation S-K, or any transaction in which related persons have an indirect interest. The Operating Agreement includes a written policy that requires that any such related transaction be made on terms and conditions which are no less favorable to the Company than if the transaction had been made with an independent third party. Further, the Operating Agreement requires our directors to disclose any potential financial interest in any transaction being considered by the Board. The Company is not aware of any related party transactions that were approved during the Company's 2017 fiscal year which did not comply with this policy.

Family Relationships

No family relationships currently exist between any of the directors, nominees, officers, or key employees of the Company.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

In December 2015, the Company appointed James Broghammer as President and Chief Executive Officer of the Company. Mr. Broghammer's engagement is set forth in an agreement dated December 1, 2015 which was amended and restated on September 29, 2016. For a period of time during our 2017 fiscal year, Christine Marchand served as our Interim Chief Financial Officer until a replacement was hired. During our 2017 fiscal year, the following individuals were part of our management team: Beth Eiler served as our Chief Financial Officer, Kevin Howes served as our Chief Operating Officer, Stan Wubbena served as our Commodity Manager and Vice-President and Katherine Balk served as our VP of Human Resources. Throughout this proxy statement, James Broghammer, Beth Eiler, Kevin Howes, Stan Wubbena and Katherine Balk are referred to as the "executive officers." As discussed below, the Board sets the compensation paid to the executive officers.

Executive Compensation Committee

In April 2010, we established an executive compensation committee. Mathew Driscoll (Chair), Steven Core and Leslie Hansen currently serve on our executive compensation committee. Each member of the executive compensation committee is independent under the NASDAQ definition of independence with the exception of Steven Core as he has served as an executive officer of the Company during the last three years. The executive compensation committee believes including Mr. Core on the executive compensation committee is reasonable since Mr. Core's compensation was tied to his service as a member of the Board and for consulting services and not through his position as the Company's CEO. The compensation committee operates under a charter adopted by the Board in March 2013. A copy of the executive compensation committee charter is available on the Company's website at www.homelandenergysolutions.com. The compensation committee participates in benchmarking surveys and uses this information to establish compensation for the Company's employees, including the executive officers. During our 2017 fiscal year, the executive compensation committee held one meeting, and each member of the committee attended at least 75% of the meetings.
The executive compensation committee considers compensation paid to the Company's employees, including the Company's executive officers. The executive compensation committee has responsibility for establishing, implementing and regularly monitoring adherence to the Company's compensation philosophy and objectives and considering whether the compensation paid by the Company is competitive. The executive compensation committee is responsible for exploring compensation arrangements for our executive officers, including determining whether compensation paid to our executive officers is competitive with other companies in our industry. The executive compensation committee of the Board has responsibility for establishing, implementing and regularly monitoring adherence to the Company's compensation philosophy and objectives.

The executive compensation committee:

(1)	establishes and administers a compensation policy for the executive officers;

(2)	reviews and approves the compensation policy for all of our employees other than executive officers;

(3)	reviews and monitors our financial performance as it affects our compensation policies or the administration of those policies;

(4)	reviews and monitors our succession plans;

(5)	approves awards to employees pursuant to our incentive compensation plans; and

(6)	approves modifications in the employee benefit plans with respect to the benefits salaried employees receive under such plans.

All of the committee's actions are reported to the Board and, where appropriate, submitted to the Board for ratification. From time to time, the compensation committee may delegate to the Chief Executive Officer the authority to implement certain decisions of the committee, to set compensation for lower executive officers, including the Company's Chief Financial Officer, Chief Operating Officer, Commodity Manager/Vice-President and VP Human Resources, or to fulfill administrative duties.

Compensation Philosophy and Objectives

Our compensation programs are designed to achieve the following objectives:

•	Attract, retain and motivate highly qualified and talented executives who will contribute to the Company's success by reason of their ability, ingenuity and industry;

•	Link compensation realized to the achievement of the Company's short and long-term financial and strategic goals;

•	Align management and member interests by encouraging long-term member value creation;

•	Maximize the financial efficiency of the compensation program from tax, accounting, cash flow and dilution perspectives; and

•	Support important corporate governance principles and comply with best practices.

To achieve these objectives, the executive compensation committee expects to implement and maintain compensation plans that tie a portion of the executives' overall compensation to the Company's financial performance.

Cornerstone Resources, LLC Agreement

Effective December 1, 2015, the Company entered into an agreement with Cornerstone Resources, LLC pursuant to which Cornerstone Resources, LLC agreed to provide James Broghammer to serve as the President and Chief Executive Officer for the Company. Effective September 29, 2016, this agreement was amended and restated. This agreement was again amended and restated effective as of January 1, 2018. Pursuant to amended agreement, Mr. Broghammer's services are provided on a per day basis in exchange for a set fee per day and the Company agreed to reimburse Cornerstone Resources, LLC for certain expenses incurred by Mr. Broghammer in providing the services. In addition, Mr. Broghammer is entitled to a bonus equal to 0.3% of the Company's net income each year subject to a cap on the bonus payable of 100% of the compensation paid to Cornerstone Resources, LLC during the year for Mr. Broghammer's services. The current agreement with Cornerstone Resources, LLC continues until December 31, 2018 and thereafter will be renewed on a month-to-month basis. The agreement is also subject to termination by either party if there is a breach of the agreement.

Executive Compensation

During our 2017 fiscal year, our Executive Compensation Committee reviewed the compensation paid to the Company's management employees. We expect our Executive Compensation Committee to perform this evaluation approximately annually. The performance of each management employee whose compensation is set by the Board was discussed by the Board. The Board received input and salary recommendations from our Chief Executive Officer regarding the management employees that report to him. In addition, the Board received input and salary recommendations from our Chief Operating Officer regarding the performance of the management employees that report to him. The Executive Compensation Committee took into account the members' approval of the Say-on-Pay vote at its 2015 annual meeting. Following these reports and recommendations, the Board approved the salaries of the Company's management employees.

Compensation Components

Base Salary

Base salaries for the executive officers which are employed by the Company are established based on the scope of their roles, responsibilities, experience levels and performance, and taking into account competitive market compensation paid by comparable companies for similar positions. Base salaries are reviewed approximately annually, and may be adjusted from time to time to realign salaries with market levels after taking into account individual performance and experience.

Executive Compensation Plan

Certain members of the Company's management team, including the Company's Chief Financial Officer, Beth Eiler, Chief Operating Officer, Kevin Howes, our VP of Human Resources, Katherine Balk and Commodity Manager/Vice-President, Stan Wubbena, (the "Management Team") participate in our Executive Compensation Plan. Our Chief Executive Officer, James Broghammer, receives a bonus based on his contract with the Company which is calculated based on the net income of the Company and is subject to a cap equal to the total amount of compensation paid for the year for Mr. Broghammer's services. The Company adopted a new executive compensation plan effective as of January 1, 2015 (the "2015 Executive Compensation Plan") and again on January 1, 2016 with only slight modifications (the "2016 Executive Compensation Plan"). The Executive Compensation Plan provides for an annual bonus to be paid to the Management Team based on the Company's net income and subject to certain reductions based on contingencies in the Executive Compensation Plan.

Net Income Bonus

2016 Executive Compensation Plan

Pursuant to the 2016 Executive Compensation Plan, the Company paid to the Management Team an annual bonus equal to 1% of the Company's net income for the fiscal year. Each participant's portion of the bonus was determined by the participant's base salary compared to the base salaries of the other participants. This award is subject to a cap of 75% of the participant's base salary. The net income bonus was subject to reductions based on the 2016 Executive Compensation Plan, including as a result of violations of the Company's employee handbook, whether the non-management employees earned a bonus for the year and individual performance by the Management Team members. The net income bonus under the 2016 Executive Compensation Plan is paid shortly after the end of each fiscal year. For any employee who was employed for less than three years, a bonus award is subject to vesting. For employees subject to vesting, 50% of the award is paid shortly after the end of the year when the bonus is awarded, 25% is paid the next year and 25% is paid two years after the bonus is awarded. Beth Eiler, our CFO is the only member of the Management Team whose bonus is subject to vesting.

2015 Executive Compensation Plan

Pursuant to the 2015 Executive Compensation Plan, the Company paid to the Management Team an annual bonus equal to the participant's base salary multiplied by the Company's return on equity for the fiscal year. The Company's Human Resources Manager was not a participant in the 2015 Executive Compensation Plan. This award is subject to a cap of 100% of the participant's base salary. The net income bonus was subject to reductions based on the 2015 Executive Compensation Plan, including as a result of violations of the Company's employee handbook, accidents in the plant, whether the non-management employees earned a bonus for the year and individual performance by the Management Team members. The 2015 Executive Compensation Plan defines return on equity as the Company's net income for each fiscal year divided by the Company's total members' equity as of the last days of the fiscal year. The net income bonus under the 2015 Executive Compensation Plan was paid shortly after the end of our 2015 fiscal year and was not subject to vesting.

Members of the Management Team may elect to defer all or any portion of the net income bonus in any year. If a member of the Management Team elects to defer payment of any portion of the net income bonus, such deferral shall be for five years. Members of the Management Team may re-defer payment of the net income bonus after the initial deferral period has expired.

For our 2017 fiscal year, the net income bonus was paid to our Chief Financial Officer, Beth Eiler, Chief Operating Officer, Kevin Howes, VP of Human Resources, Katherine Balk and Commodity Manager/Vice-President, Stan Wubbena. The Company believes that the net income bonus is reasonable as it ties the bonus paid to these management employees and executive officers to the financial success of the Company and is easily quantified by the Company.

The Company paid an annual bonus for its 2017 fiscal year of $170,579. The Company paid an annual bonus for its 2016 fiscal year of $346,392. The Company paid an annual bonus for its 2015 fiscal year of $204,451.

Benefits and Perquisites

We do not provide any material executive perquisites. We have no supplemental retirement plans or pension plans and we have no intentions of implementing any such plans in our 2017 fiscal year. Stan Wubbena, our Commodities Manager/Vice-President is provided a truck by the Company, the use of which is valued at $3,900 per year.

No Pension Benefit Plan

We offer no pension benefit plans to our executive officers.

Change in Control Agreements

On February 25, 2013, the Company executed Change in Control Agreements (the "Agreements") with two current members of its senior management team, Stan Wubbena and Kevin Howes. The Agreements provide for the payment of two years' salary and provision of other benefits to these members of the Company's senior management team in the event they are dismissed without cause after the Company experiences a material change in the Company's ownership or management as defined by the

Agreements. The purpose of the Agreements is to provide an incentive for these members of our senior management team to maintain their employment with the Company and preserve management continuity in the event the Company experiences a change in control. If the Company does not experience a change in control or if these senior managers maintain their employment with the Company after a change in control, no payments will be made pursuant to the Agreements.

Accounting and Tax Treatment of Awards

None of our executive officers, directors, or employees receives compensation in excess of $1,000,000 and therefore the entire amount of their compensation is deductible by the Company as a business expense. Certain large executive compensation awards are not tax deductible by companies making such awards. None of our compensation arrangements are likely to reach this cap in the foreseeable future.

Compensation Committee Interlocks and Insider Participation

None of the members of the executive compensation committee is or has been an officer or employee of the Company. There are no interlocking relationships between the Company and other entities that might affect the determination of the compensation of our executive officers.

Executive Compensation Committee Report

The executive compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the executive compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

    Executive Compensation Committee
Mathew Driscoll, Chair
Steven Core
Leslie Hansen

Summary Compensation Table

The following table sets forth all compensation paid or payable by the Company during the last three fiscal years to our Chief Executive Officer, Chief Financial Officers, Chief Operating Officer, Commodity Manager/Vice-President, and VP of Human Resources. As of December 31, 2017, none of our directors or executive officers had any options, warrants, or other similar rights to purchase securities of the Company.

		Annual Compensation
Name and Position	Fiscal Year	Salary	Bonus	Other	Total Compensation
James Broghammer, CEO	2017	$57,300	$57,300	$—	$114,600
	2016	77,400	83,400	—	160,800
Beth Eiler, CFO(1)	2017	84,808	26,948		111,756
Kevin Howes, Chief Operating Officer	2017	195,000	61,964	—	256,964
	2016	185,000	125,423	—	310,423
	2015	175,500	72,252	—	247,752
Stan Wubbena, Commodity Manager/VP(2)	2017	185,000	58,787	3,900	247,687
	2016	176,000	109,807	3,900	289,707
	2015	170,000	71,095	3,900	244,995
Christine Marchand, Interim CFO(2)	2017	53,244	—	—	53,244
	2016	22,044	—	—	22,044
Katherine Balk, VP of Human Resources	2017	72,000	22,879	—	94,879
	2016	68,200	42,550	—	110,750
(1) Ms. Eiler's bonus for 2017 will be paid $13,474 paid at the time of the award, $6,737 in 2019 and $6,737 in 2020.
(2) Mr. Wubbena received $3,900 in other compensation related to use of a truck provided by the Company.

(2) Ms. Marchand became the Interim CFO in November 2016. The compensation listed above is solely for her service as the Company's Interim CFO and is in addition to her regular board member fees listed below. Ms. Marchand ceased to serve as Interim CFO in March 2017.

DIRECTOR COMPENSATION

The Company provides compensation to its directors who attend monthly board meetings. Directors receive $1,600 per month with the Chairman of the Board receiving $2,000 per month. Directors are paid a monthly fee, regardless of the number of meetings they attend. Directors are entitled to one excused and paid absence per year.

		Annual Compensation
Name	Fiscal Year	Fees Earned or Paid in Cash	All Other Compensation	Total Compensation
Nick Bowdish	2017	$19,200	$1,000	$20,200
Patrick Boyle	2017	21,400	9,314	30,714
Randy Bruess	2017	19,200	1,000	20,200
Steven Core	2017	24,000	1,000	25,000
Mathew Driscoll	2017	20,450	2,603	23,053
Steve Eastman	2017	9,600	—	9,600
Leslie Hansen	2017	17,600	2,000	19,600
Edward Hatten	2017	9,600	—	9,600
Maurice Hyde	2017	19,200	1,000	20,200
Chad Kuhlers	2017	19,200	7,000	26,200
Christine Marchand(2)	2017	19,200	10,250	29,450
(1) Mr. Hatten and Mr. Eastman each only served as directors for a portion of our 2017 fiscal year.
(2) The fees listed above are solely related to Ms. Marchand's service on the Board and not her service as the Company's Interim CFO.
(3) Other compensation is related to travel expenses and additional board fees related to trial preparation and attendance.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations from our officers and directors, all Section 16(a) filings were made during the Company's 2017 fiscal year, except for one late Form 3 filing by Ms. Eiler.

ANNUAL REPORT AND FINANCIAL STATEMENTS

The Company's annual report to the Securities and Exchange Commission on Form 10-K, including the financial statements and the notes thereto, for the fiscal year ended December 31, 2017, accompanies this proxy statement.

These proxy materials are being delivered pursuant to the Internet Availability of Proxy Materials rules promulgated by the SEC. The Company will provide each member solicited a printed or e-mail copy of the Proxy Statement, Proxy Card and Annual Report on Form 10-K without charge within three business days of receiving a written request. Members should direct any requests for a printed or e-mail copy of the proxy materials as follows: (i) by calling our office at (563) 238-5555 or toll free at (866) 238-7879; (ii) by written request to Homeland Energy Solutions, LLC at 2779 Highway 24, Lawler, Iowa 52154; (iii) by e-mail at info@homelandenergysolutions.com; or (iv) on our website at www.homelandenergysolutions.com on or before April 2, 2018, to facilitate timely delivery. The Company will provide each member solicited a copy of the exhibits to the Annual Report on Form 10-K upon written request and payment of specified fees. The 2017 Annual Report on Form 10-K complete with exhibits and the Proxy Statement are also available from the SEC at 6432 General Green Way, Mail stop 0-5, Alexandria, VA 22312-2413, by e-mail at foiapa@sec.gov or fax at (703) 914-2413 or through the EDGAR database available from the SEC's Internet site (www.sec.gov).

The Securities and Exchange Commission has approved a rule governing the delivery of annual disclosure documents. The rule allows the Company to send a single Notice of Internet Availability of Proxy Materials to any household at which two or more members reside unless the Company has received contrary instructions from one or more member(s). This practice, known as "householding," is designed to eliminate duplicate mailings, conserve natural resources and reduce printing and mailing costs. Each member will continue to receive a separate proxy card. If you wish to receive a separate Notice of Internet Availability of Proxy Materials than that sent to your household, either this year or in the future, you may contact the Company by telephone at (563) 238-5555; by e-mail at info@homelandenergysolutions.com; or by written request at Homeland Energy Solutions, LLC at 2779 Highway 24, Lawler, Iowa 52154 and the Company will promptly send you a separate Notice of Internet Availability of Proxy Materials. If members of your household receive multiple copies of our Notice of Internet Availability of Proxy Materials, you may request householding by contacting the Company by telephone at (563) 238-5555 or by written request to Homeland Energy Solutions, LLC at 2779 Highway 24, Lawler, Iowa 52154.

APPENDIX I
THIRD AMENDMENT TO AMENDED AND RESTATED OPERATING AGREEMENT OF
HOMELAND ENERGY SOLUTIONS, LLC

THIS THIRD AMENDMENT TO THE AMENDED AND RESTATED OPERATING AGREEMENT OF HOMELAND ENERGY SOLUTIONS, LLC dated April 4, 2013, as amended, (the “Operating Agreement”) is adopted and approved effective as of the 12th day of April, 2018, by the affirmative vote of a majority of the Membership Voting Interests represented at a Member meeting of Homeland Energy Solutions, LLC (the “Company”) at which a quorum was present, pursuant to Section 8.1 of the Operating Agreement.

The Operating Agreement is amended as follows:

1.    Section 7.4 of the Operating Agreement is removed in its entirety and is replaced by the following:

7.4    Tax Matters.

(a)
Appointment. The Chairman of the Board is hereby appointed as the “tax matters partner” (as defined in Code Section 6231 prior to its amendment by the Bipartisan Budget Act of 2015 (“BBA”)) (the “Tax Matters Member”) and the “partnership representative” (the “Partnership Representative”) as provided in Code Section 6223(a) (as amended by the BBA). The Tax Matters Member or Partnership Representative may resign at any time. The Tax Matters Member or Partnership Representative may be removed at any time by the Directors. Upon resignation, death, or removal of the Tax Matters Member or Partnership Representative, the Directors will select the successor Tax Matters Member or Partnership Representative.

(b)
Tax Examinations and Audits. The Tax Matters Member and Partnership Representative are each authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by any taxing authority, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. Each Member agrees that such Member will not independently act with respect to tax audits or tax litigation of the Company, unless previously authorized to do so in writing by the Tax Matters Member or Partnership Representative, which authorization may be withheld by the Tax Matters Member or Partnership Representative in its sole discretion. The Tax Matters Member or Partnership Representative has sole discretion to determine whether the Company (either on its own behalf or on behalf of the Members) will contest or continue to contest any tax deficiencies assessed or proposed to be assessed by any taxing authority.

(c)
Income Tax Elections. Except as otherwise provided herein, each of the Tax Matters Member and Partnership Representative has the sole discretion to make any determination regarding income tax elections it deems advisable on behalf of the Company, including (1) the election out of the partnership audit procedures enacted under Section 1101 of the BBA (the “BBA Procedures”) for tax years beginning on or after January 1, 2018 pursuant to Code Section 6221(b) (as amended by the BBA); and (2) for any year in which applicable law and regulations do not permit the Company to elect out of the BBA Procedures, the election of the alternative procedure under Code Section 6226, as amended by Section 1101 of the BBA.

(d)
Tax Returns. Each Member agrees that such Member will not treat any Company item inconsistently on such Member’s federal, state, foreign or other income tax return with the treatment of the item on the Company’s return.

(e)
Survival of Obligations. The obligations of each Member or former Member under this Section survive the transfer or redemption by such Member of its Units and the termination of this Agreement or dissolution of the Company. Each Member acknowledges and agrees that, notwithstanding the transfer or redemption of all or a portion of its Membership Interest in the Company, it may remain liable for tax liabilities with respect to its allocable share of income and gain of the Company for the Company’s taxable years (or portions thereof) prior to such transfer or redemption.

I, Mathew Driscoll, do hereby certify that I am the duly elected, qualified, and acting Secretary of the Company, and further certify that the above amendment was duly adopted by a majority of the members of the Company at a meeting of the members held on April 12, 2018, at which a quorum of Members was present, in accordance with the provisions of the Company’s Operating Agreement.

Mathew Driscoll, Secretary
Approved:

Steven Core, Chairman of the Board

HOMELAND ENERGY SOLUTIONS, LLC        Vote by Mail or Facsimile:
2018 Annual Meeting - Thursday, April 12, 2018        1) Read the Proxy Statement
For Unit Holders as of March 2, 2018            2) Check the appropriate boxes on the proxy card below
Proxy Solicited on Behalf of the Board of Directors    3) Sign and date the proxy card
4) Return the proxy card by mail to 2779 Highway 24,
Lawler, Iowa 52154 or via fax to (563) 238-5557.

PROPOSAL ONE: ELECTION OF THREE DIRECTORS **You may vote for three (3) nominees**

THE BOARD RECOMMENDS A VOTE FOR THE INCUMBENTS STEVEN CORE, MAURICE HYDE AND CHRISTINE MARCHAND.

	For	Withhold	PLEASE INDICATE YOUR SELECTION BY
Jerry Calease	☐	☐	FIRMLY PLACING AN "X" IN THE
Steven Core, Incumbent	☐	☐	APPROPRIATE BOX WITH BLUE OR
Maurice Hyde, Incumbent	☐	☐	BLACK INK
Christine Marchand, Incumbent	☐	☐
Wayne Mlady	☐	☐

PROPOSAL TWO: OPERATING AGREEMENT AMENDMENT

THE BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL

FOR	AGAINST	ABSTAIN
☐	☐	☐

PROPOSAL THREE: ADVISORY VOTE ON EXECUTIVE COMPENSATION CALLED SAY-ON-PAY (NON-BINDING ADVISORY VOTE)

THE BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL

FOR	AGAINST	ABSTAIN
☐	☐	☐

PROPOSAL FOUR: ADVISORY VOTE ON FREQUENCY OF SAY-ON-PAY (NON-BINDING ADVISORY VOTE)

THE BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL

EVERY YEAR	EVERY TWO YEARS	EVERY THREE YEARS	ABSTATIN
☐	☐	☐	☐

By signing this proxy card, you appoint Leslie Hansen and Matthew Driscoll, jointly and severally, each with full power of substitution, as proxies to represent you at the 2018 Annual Meeting of the members to be held on Thursday, April 12, 2018, at the Waucoma Event Center, 308 Riverview Drive, Waucoma, Iowa 52171, and at any adjournment thereof, on any matters coming before the meeting. Registration for the meeting and lunch will begin at 11:30 a.m. The 2018 Annual Meeting will commence at approximately 12:30 p.m. Please specify your choices by marking the appropriate boxes above. The proxies cannot vote your units unless you sign and return this card. For your proxy card to be valid, it must be RECEIVED by the Company by 5:00 p.m. local time on Wednesday, April 11, 2018.

This proxy, when properly executed, will be voted in the manner directed herein and authorizes the proxies to take action in their discretion upon other matters that may properly come before the 2018 Annual Meeting. If you do not mark any boxes, your units will be voted FOR Steven Core, Maurice Hyde and Christine Marchand, FOR Proposal Two - Operating Agreement Amendment, FOR Proposal Three - "Say-on-Pay" and EVERY THREE YEARS for Proposal Four - Frequency of Say-on-Pay. If you mark contradicting choices on the proxy card, such as both FOR and WITHHOLD for a nominee or FOR and AGAINST a proposal, your votes will not be counted with respect to the nominee or proposal for which you marked contradicting choices. However, each fully executed proxy card will be counted for purposes of determining whether a quorum is present at the 2018 Annual Meeting.

Signature: ______________________________	Joint Owner Signature: ______________________________

Print Name: ____________________________	Print Joint Owner Name: _____________________________

Date: __________________________________	Date: _____________________________________________

Number of Units Held: ____________________

Please sign exactly as your name appears above. Joint owners must both sign. When signing as attorney, executor, administrator, trustee or guardian, please note that fact.